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                                                                       Exhibit 5

                                 LAW OFFICES OF
                  CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                                ONE PACIFIC PLACE
                         1125 S. 103RD STREET, SUITE 720
                              OMAHA, NEBRASKA 68124
                                 (402) 397-1700
                               FAX (402) 397-1806

                                  July 22, 1999

Michael Fadden, President
Gateway Energy Corporation
500 Dallas, Suite 2615
Houston, Texas 77002

         Re: Registration of 85,000 Shares of Common Stock on Amendment No. 1 to Form S-8

Dear Mr. Fadden:

         We have acted as legal counsel for Gateway Energy Corporation, a Delaware corporation, (the "Company") in connection with the Company's preparation of the above-referenced registration of shares on Amendment No. 1 to Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act"), and the prospectus for the individual Non-Qualified Stock Option Agreements, which are not filed, but are included as a part of the Form S-8 (the "Prospectuses"). The Company is registering 85,000 shares of common stock issuable pursuant to three separate Non-Qualified Stock Option Agreements granted to officers of its subsidiaries. Specifically, the Company granted Mr. Panico an option to purchase 35,000 shares of Common Stock on October 1, 1997; Mr. Robey an option to purchase 25,000 shares of Common Stock on October 1, 1997; and Mr. Moss an option to purchase 25,000 shares of Common Stock on February 2, 1998. All of the shares are to be offered and sold pursuant to the Option Agreements and in the manner set forth in the Option Agreements, Form S-8 and each respective Prospectus.

         In connection herewith, we have examined: (i) the Form S-8 and the Prospectuses; (ii) the Option Agreements; (iii) the Certificate of Incorporation and the Bylaws of the Company; (iv) the corporate minutes and proceedings of the Company applicable to filing of the Form S-8; and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deemed necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

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         Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the state of Delaware; and (ii) the shares issued pursuant to the Option Agreements, upon issuance and payment therefor, as contemplated by the Option Agreements, Form S-8 and the Prospectuses, will be validly issued, fully paid and non-assessable common stock of the Company.

         We hereby consent to the filing of the opinion as an exhibit to the Form S-8 and to any references to our firm in the Prospectuses. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.


                                              Very truly yours,

                                              /s/

                                              Cline, Williams, Wright, Johnson &
                                              Oldfather